Exhibit 99.1

American Physicians Service Group, Inc.

Announces New Chief Financial Officer

AUSTIN, TEXAS, September 10, 2007 – American Physicians Service Group, Inc. (“APS”) (NASDAQ: AMPH) announced today that its board of directors has elected Marc Zimmermann to succeed Bill Hayes as Chief Financial Officer effective November 16, 2007. The board’s action is in response to Mr. Hayes’ announced intention to begin a retirement process during which he will initially reduce his hours and serve as APS’ Secretary/Treasurer.

Ken Shifrin, APS’ Chairman of the Board, stated, “Bill Hayes has provided excellent leadership for us throughout his 22 years with the Company and has been a loyal and valuable member of our management team. We are excited for Bill and pleased that we will continue to be able to draw on his wealth of experience when he moves into his new role. At the same time, it is a luxury that we have sufficient talent to promote from within, and Marc Zimmermann has demonstrated through his significant role in our transition to an insurance holding company that he will serve us well as our CFO.”

Mr. Zimmermann rejoined APS in 2003 as Chief Financial Officer of insurance operations, having previously worked for the Company as Director of Business Development for the insurance operations from 1997 through 1998. Prior to rejoining the Company, Mr. Zimmermann was with Jefferson Wells, a financial and technology consulting firm. He is a CPA and holds a bachelor’s degree in Accounting from Baylor University and an MBA from the Kellogg School of Management at Northwestern University.

APS is an insurance and financial services firm with subsidiaries and affiliates which provide medical malpractice insurance for doctors and brokerage and investment services to institutions and high net worth individuals. The Company is headquartered in Austin, Texas and maintains offices in Dallas.

This press release includes forward-looking statements related to the Company that involve risks and uncertainties that could cause actual results to differ materially. These forward-looking statements are made in reliance on the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. For further information about these factors that could affect the Company’s future results, please see the Company’s recent filings with the Securities and Exchange Commission. Prospective investors are cautioned that forward-looking statements are not guarantees of future performance. Actual results may differ materially from management expectations. Copies of the filings are available upon request from the Company’s investor relations department.

For further information, visit APS’ website at www.amph.com or contact:

Mr. Kenneth Shifrin, Chairman of the Board (or)

Mr. Tim LaFrey, President

American Physicians Service Group, Inc.

1301 S. Capital of Texas Highway, Suite C-300

Austin, Texas 78746

512.328.0888